Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (Registration File Nos. 2-58660, 33-32880, 33-48803, 33-44804, 33-48807, 33-54349, 33-59603, 33-63389, 333-35741, 333-35739, 333-29627, 333-41828, 333-41830, 333-41832, 333-69774, 333-69776, 333-69778, 333-107195, 333-127637, and 333-146400), Registration Statements on Form S-3 (Registration File Nos. 333-67543, 333-108566 and 333-136820), and in Registration Statements on Form S-4 (Registration File Nos. 33-24124 and 333-155571) of our reports dated February 27, 2009, relating to the financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2009